Exhibit (k)(4)

EXECUTION VERSION

CREDIT AGREEMENT

dated as of January 18, 2018

among

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND,

the Lenders party hereto

and

THE BANK OF NOVA SCOTIA,

as the Administrative Agent

THE BANK OF NOVA SCOTIA,

as Lead Arranger and Bookrunner

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104-3300

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EXHIBITS:

Exhibit A	Form of Note
Exhibit B	Form of Written Borrowing Request
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Federal Reserve Form FR U-1
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Security Agreement
Exhibit G	Form of Control Agreement
Exhibit H	Form of Term-out Election Notice
Exhibit I	Form of Assignment and Assumption
Exhibit J	U.S. Tax Forms

SCHEDULES:

Schedule 1	List of Lenders and Commitments

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CREDIT AGREEMENT, dated as of January 18, 2018, among Blackstone / GSO Floating Rate Enhanced Income Fund, a Delaware statutory trust, the Lenders party hereto, and The Bank of Nova Scotia, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1 Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan (or any portion thereof) bearing interest based on the Alternate Base Rate.

“Adjusted Asset Coverage” means, as of any date, the ratio on such date of (a) Adjusted Total Net Assets to (b) the greater of (i) Adjusted Senior Debt, and (ii) one dollar ($1).

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Senior Debt” means, as of any date, the sum (without duplication) of each of the following on such date: (a) all Senior Debt plus (b) all Financial Contract Liabilities, plus (c) all Secured Liabilities, plus (d) all Segregated Liabilities.

“Adjusted Total Net Assets” means, as of any date:

(a) Managed Assets, minus

(b) the sum (without duplication) of the following:

(i) the value of all Excluded Assets, plus

(ii) the Ineligible Asset Value, plus

(iii) the excess, if any, of (1) the value of all of the Borrower’s assets (other than Excluded Assets) that are subject to any Lien (other than an Ordinary Course Lien), that are segregated, or that are on deposit to satisfy margin requirements, minus (2) the sum of all Secured Liabilities (excluding, to the extent otherwise included therein, liabilities of the Borrower under the Loan Documents) and all Segregated Liabilities.

“Administrative Agent” has the meaning set forth in the preamble of this Credit Agreement.

“Administrative Details Form” means an Administrative Details Form in a form supplied or approved by the Administrative Agent.

“Affected Person” means the Borrower or any officer, director, trustee or employee of the Borrower, or any agent of the Borrower that will act in any capacity with respect to this Agreement.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) 1.00% plus the Federal Funds Effective Rate in effect on such day, and (iii) 1.00% plus the Overnight Eurodollar Rate in effect on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Overnight Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the Overnight Eurodollar Rate.

“Anti-Corruption Law” means, with respect to any Affected Person, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to such Affected Person.

“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) the Currency and Foreign Transactions Reporting Act, (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act, (50 U.S.C. § 1 et seq.), (d) Executive Order 13224 (effective September 24, 2001) and (e) the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.).

“Applicable Accounting Principles” means, with respect to the Borrower, those accounting principles required by the ICA and prescribed by the SEC for the Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Applicable Money Market” means any money market applicable to LIBOR Loans.

“Applicable Rate” means, with respect to each (a) LIBOR Loan, the Adjusted LIBO Rate plus the Applicable Margin, and (b) ABR Loan, the Alternate Base Rate plus the Applicable Margin.

“Approved Amount” means (a) in connection with any borrowing, conversion, continuation or prepayment of a LIBOR Loan, $1,000,000 or an integral multiple of $100,000 in excess thereof, or (b) in connection with any borrowing or prepayment of any other Loan, $1,000,000 or an integral multiple of $100,000 in excess thereof.

“Asset-backed Security” means a type of bond or note that is based on one or more pools of assets, or collateralized by the cash flows from one or more pools of underlying assets, and includes collateralized bond obligations, collateralized loan obligations, collateralized mortgage obligations, and credit linked notes.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit I or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Loan” means a debt obligation customarily referred to as a “bank loan” other than a security (as defined in the Securities Act) and other than any participation or sub-participation in a debt obligation.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by the Administrative Agent’s primary United State bank regulatory authority.

“Board” means the Borrower’s board of trustees.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Blackstone / GSO Floating Rate Enhanced Income Fund, a Delaware statutory trust.

“Borrowing Request” means a request in accordance with Section 2.2 for a Loan or a conversion or continuation of a Loan and, if required in writing, in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Circumstance” means any Change in Law that shall (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (b) impose on any Lender or any Applicable Money Market any other condition affecting this Credit Agreement or any Loan, or (c) subject any Lender to any Taxes (other than (i) Indemnified Taxes imposed on or with respect to any payment made by the Borrower under any Loan Document or (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Lender (or, for purposes of Section 3.3(b), by any lending office of such Lender or by the Lender’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated by any Lender for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and become effective after the date hereof.

“CLO Investments” means securities based on, collateralized by or otherwise backed by one or more pools of assets consisting primarily of Bank Loans.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender hereunder to make Loans to the Borrower in an aggregate amount not exceeding the amount (a) set forth adjacent to its name on Schedule 1 on the Effective Date, or (b) under any Assignment and Assumption pursuant to which such Lender shall have assumed the Commitment of another Lender, as such commitment may be changed from time to time pursuant to Section 2.3 or pursuant to an Assignment and Assumption. The initial aggregate amount of the Commitments of the Lenders on the Effective Date is $66,000,000.

“Commitment Extension Final Offer Expiration Date” means, with respect to each Commitment Extension Request, the earlier to occur of (a) the seventh day after the Commitment Extension First Offer Expiration Date therefor, or (b) the 9th day prior to the then existing Scheduled Commitment Termination Date.

“Commitment Extension First Offer Expiration Date” means, with respect to each Commitment Extension Request, the earlier to occur of (a) the seventh day after the Commitment Extension Response Date therefor, or (b) the 16th day prior to the then existing Scheduled Commitment Termination Date.

“Commitment Extension Request” has the meaning set forth in Section 2.3(d).

“Commitment Extension Response Date” means, with respect to each Commitment Extension Request, the earlier to occur of (a) the date specified as such in such Commitment Extension Request (which shall not be earlier than the seventh day after the date of such Commitment Extension Request), or (b) the 23rd day prior to the then existing Scheduled Commitment Termination Date.

“Commitment Fee Rate” has the meaning set forth in the Fee Letter.

“Commitment Termination Date” means the earliest to occur of (a) the Scheduled Commitment Termination Date, (b) the Term-out Election Date, if any, or (c) such earlier date on which the Lenders’ obligations to make Loans shall have otherwise terminated or been terminated in accordance herewith.

“Control Agreement” has the meaning set forth in Section 5.1(g).

“Credit Parties” means, collectively, the Administrative Agent and the Lenders.

“Custodian” means The Bank of New York Mellon, in its capacity as custodian under the Custody Agreement.

“Custody Agreement” means the Custody Agreement, dated as of November 9, 2017, by and between the Borrower and The Bank of New York Mellon, in its capacity as custodian thereunder.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.7(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Settlement Investment” means, as of any date, any Investment of the Borrower in Bank Loans with respect to which the Borrower has entered into a sale or trade and such sale or trade has not, (a) in the case of any Bank Loan trading at not less than 90% of par, settled within fourteen Business Days of the date of such sale or trade, or (b) in the case of any other Bank Loan, settled within twenty-one Business Days of the date of such sale or trade

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 5.1.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as DebtDomain or IntraLinks On-Demand WorkspacesTM, that may or may not be provided or administered by the Administrative Agent or an Affiliate thereof.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b) (subject to such consents, if any, as may be required under Section 10.4 (b)(iii)).

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Assets” means, with respect to the Borrower, (a) all commercial tort claims, cooperative interests, goods, letter-of-credit rights and letters of credit, (b) all property other than Investments, (c) all deferred organizational and offering expenses, (d) all Investments that are (i) in default and that the Borrower is not permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles or (ii) determined to be worthless pursuant to any applicable policy of the Borrower, (e) the Excluded Sub-Accounts (as defined in the Control Agreement) and all securities entitlements, deposits and other assets contained therein, and (f) all property of the Borrower in which the Administrative Agent does not have a security interest, for the benefit of itself and the Lenders, that has been perfected in accordance with the terms of, and that has the requisite priority required by, the Security Agreement.

“Excluded Taxes” means, with respect to any Lender or any other Recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income and branch profits Taxes, in each case, imposed (i) by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of such Lender, in which its applicable lending office is located (or, in each case, any political subdivision thereof), or (ii) as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender (or any of its successors or assigns) with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any U.S. federal backup withholding Tax, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (e) any Taxes imposed under FATCA.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any treaty, law, regulation, or other official guidance enacted in any other jurisdiction relating to any intergovernmental agreement between the United States and any other jurisdiction which facilitates the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

“Fee Letter” means the facility fee letter, dated the date hereof, between the Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Federal Funds Effective Rate” means, for any day, the higher of (i) 0.0% and (ii) a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent.

“Federal Reserve Form” means, with respect to any Lender, a Form FR U-1 duly completed by such Lender and executed by the Borrower, the statements made in which shall, in the reasonable opinion of such Lender, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Fiduciary Rule” has the meaning assigned to such term in Section 10.17(b)(ii).

“Financial Contract” means (a) any rate, basis, commodity, currency, debt, equity or other swap or swaption, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note, indexed security, collateralized debt obligation, firm or standby commitment agreement, securities lending agreement, or when-issued contract, (j) any other arrangement similar to any of the foregoing, and (k) any other obligations that would be, but for the segregation of assets, Senior Securities Representing Indebtedness.

“Financial Contract Liabilities” means, as of any date, the market value of the liabilities of the Borrower in respect of all Financial Contracts determined on a mark-to-market basis.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fundamental Policies” means, collectively, (i) the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in its Prospectus as in effect on the Effective Date and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (ii) all policies limiting the incurrence of Indebtedness by the Borrower set forth in its Prospectus as in effect on the Effective Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“ICA” means the Investment Company Act of 1940.

“Illiquid Investment” means, as of any date, any Investment that has any material condition to or restriction on the ability of the Borrower or any assignee thereof to sell, assign, transfer, pledge, hypothecate or otherwise encumber or liquidate the same in a commercially reasonable time and manner (other than customary securities law arrangements or restrictions), whether or not such condition or restriction is intrinsic to such Investment, provided that (a) any condition or restriction that could reasonably be expected to (i) prohibit or delay the settlement (other than in the case of a Bank Loan) of any such sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation for more than seven days, or (ii) require any payment (other than a nominal amount) in connection therewith, shall be deemed to be such a material condition or restriction, and (b) in the event that the Borrower enters into any arrangement pursuant to which any Investment (other than a Bank Loan) is to be sold or otherwise transferred by the Borrower and such sale or transfer is not settled within seven days, such Investment shall be deemed to be an Illiquid Investment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of investments, property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all Financial Contract Liabilities of such Person, (j) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (k) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Indirect Fund” means an investment company (the “acquiring company”) that beneficially owns (a) in excess of 3.0% of the voting stock of any other investment company (other than a money market fund), (b) one or more securities, issued by another investment company (other than a money market fund), the aggregate value of which exceed 5.0% of the total assets of the acquiring company, or (c) one or more securities, issued by other investment companies (other than money market funds), the aggregate value of which exceed 10.0% of the total assets of the acquiring company.

“Ineligible Asset Value” means, as of any date and with respect to each of the following Investments (other than Excluded Assets) of the Borrower, the sum (without duplication) of:

(a) the excess, if any, of (i) the sum (without duplication) of the Value of (x) all Illiquid Investments plus (y) all Level 3 Assets, over (ii) an amount equal to 15% of Managed Assets;

(b) the excess, if any, of (i) the Value of all Delayed Settlement Investments, over (ii) an amount equal to 10% of Managed Assets;

(c) the aggregate Value of (i) all Private Label Asset-backed Securities that are not rated BBB-/Baa3 or higher, (ii) all collateralized debt obligations, and (iii) all CLO Investments;

(d) the excess, if any, of the aggregate Value of (i) all Private Label Asset-backed Securities that are rated BBB-/Baa3 or higher, over (ii) an amount equal to 15% of Managed Assets;

(e) the excess, if any, of (i) with respect to any Person, the sum of the aggregate Value of all Related Investments with respect to such Person, over (ii) an amount equal to 5% of Managed Assets;

(f) the excess, if any, of (i) the aggregate Value of all Investments in any single industry, based on the Global Industry Classification Standard, over (ii) an amount equal to 25% of Managed Assets;

(g) the excess, if any, of (i) the aggregate Value of all Related Investments with respect to all Persons organized under the laws of any single Limited Nation, over (ii) an amount equal to 15% of Managed Assets;

(h) the excess, if any, of (i) the aggregate Value of all Related Investments denominated in the official currency (other than Euros) of any single Limited Nation, over (ii) an amount equal to 15% of Managed Assets;

(i) the aggregate Value of all Related Investments with respect to the sovereign debt of any Restricted Nation; and

(j) the aggregate Value of all Unquoted Investments.

“Interest Payment Date” means (a) with respect to each ABR Loan, the last Business Day of each calendar quarter, (b) with respect to each LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to all Loans, the Maturity Date.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of the making of such LIBOR Loan (or the last date upon which any other Loan was converted to, or continued as, such LIBOR Loan) and ending on the numerically corresponding day in the calendar month that is one, three, six or nine months thereafter, as the Borrower may elect, or such other period as the Lenders may agree in their sole and absolute discretion, provided that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Financial Contracts) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Financial Contract, or (c) any other medium for investment.

“Investment Adviser” means, with respect to the Borrower, the investment adviser or investment manager therefor.

“IRS” means the United States Internal Revenue Service.

“Issuer” means, with respect to any Investment of the Borrower, the issuer thereof or counterparty thereto, or in the case of an Investment in a loan, the borrower thereof.

“Lenders” means the Persons listed on Schedule 1 and any Eligible Assignee that shall have become a party hereto pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Level 3 Asset” means, at any time, any Investment of the Borrower (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820), or (b) the value of which is determined by reference to Level 3 Inputs (within the meaning of Topic ASC 820). The parties understand that the Borrower’s independent auditors only consider Level 3 determinations on a periodic basis and that the Borrower, acting in its best judgment, will determine on an ongoing basis whether an Investment is a Level 3 asset in accordance with Topic ASC 820. However, the Borrower’s determinations under Topic ASC 820, in the case of certain investments, may differ from the periodic determinations made by the Borrower’s independent auditors and, in cases where such differences arise, the classification of an Investment as a Level 3 Asset will be updated to conform to the determination of the Borrower’s independent auditors (unless and until a further change occurs related to the Investment which, in the Borrower’s best judgment, requires a change to the Investment’s treatment under Topic ASC 820).

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of (i) 0.0% and (ii) the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” with respect to such LIBOR Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Administrative Agent, provided further that in the absence of such availability, the “LIBO Rate” shall be determined by reference to the rate at which Dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of institution serving as the Administrative Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided further that in the event the principal office of such institution is not making such offers, “LIBO Rate” shall mean such other rate reflecting the Lenders’ cost of funds as determined by the Administrative Agent using any reasonable or prevailing method.

“LIBOR Loan” means a Loan (or any portion thereof) bearing interest based on the Adjusted LIBO Rate.

“Lien” means, with respect to (a) any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) any securities, any purchase option, call or similar right of a third party.

“Limited Nation” means any nation other than an Unlimited Nation.

“Loan” means a loan made pursuant to Section 2.2.

“Loan Documents” means this Credit Agreement, the Security Documents, the Fee Letter, any other fee letter between the Borrower and the Administrative Agent, any Notes and all other agreements, and other documents evidencing or securing the Loans that are required to be executed and delivered by the Borrower pursuant to this Credit Agreement or the Security Documents, together with all amendments, supplements or other modifications thereto.

“Managed Assets” means, as of any date, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower (whether or not such assets are subject to a Lien, segregated, on deposit to satisfy margin requirements or otherwise) in each case on a mark-to-market basis, less (b) the Ordinary Liabilities of the Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the property, assets, income or financial condition of the Borrower, (b) the ability of the Borrower to perform any of its monetary or other material obligations under any Loan Document or (c) the rights of, or benefits available to, any Credit Party under any Loan Document.

“Material Indebtedness” means Indebtedness of the Borrower (other than Indebtedness under the Loan Documents) in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date, and (b) the date on which the outstanding principal balance of the Loans shall become due and payable in accordance herewith.

“Maximum Borrowing Value” means, at any time with respect to the Borrower’s assets constituting (a) Margin Stock, the “current market value” (within the meaning of Regulation U) thereof at such time, and (b) Non-Margin Assets, the “good faith loan value” (within the meaning of Regulation U) thereof at such time.

“Measurement Date” means (a) except as otherwise provided in clause (b) below, the date of the most recent audited financial statements of the Borrower which were delivered to the Administrative Agent prior to the date of this Credit Agreement, or (b) in the event that the Scheduled Commitment Termination Date shall have been extended pursuant to Section 2.3(d), the date of the most recent annual audited financial statements of the Borrower which were delivered to the Administrative Agent as of the date the Scheduled Commitment Termination Date was most recently so extended.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions.

“Net Asset Value” means, at any time of determination, an amount equal to Adjusted Total Net Assets minus Adjusted Senior Debt.

“Non-Margin Assets” means assets of the Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U.

“Non-Recourse Person” has the meaning assigned to such term in Section 1.4.

“Note” means, with respect to any requesting Lender, a promissory note, substantially in the form of Exhibit A, made by the Borrower and payable to such Lender, including all replacements thereof and substitutions therefor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ordinary Course Lien” means any Lien referred to in Section 7.2(a), (b), (c), (d) or (e)(i).

“Ordinary Liabilities” means, with respect to the Borrower as of any date, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower other than (a) Senior Debt, (b) Financial Contract Liabilities, (c) Secured Liabilities, and (d) Segregated Liabilities.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording or filing Taxes or any other similar excise or property Taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document, other than excise taxes or charges or levies arising from the use of Plan Assets to fund all or any portion of any Loan.

“Overnight Eurodollar Rate” means, with respect to any ABR Loan as of any date, the higher of (i) 0.0% and (ii) the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date as Interbank Rates (Overnight) for Dollars, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Overnight Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying overnight interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Administrative Agent, provided further that in the absence of such availability, the “Overnight Eurodollar Rate” shall be determined by reference to the rate at which overnight Dollar deposits of $1,000,000 in immediately available funds are offered by the principal office of the institution serving as Administrative Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, on such date (or, if such date is not a Business Day, the immediately preceding Business Day), provided further that in the event the principal office of such institution is not making such offers, “Overnight Eurodollar Rate” shall mean such other rate reflecting the Lenders’ cost of funds as reasonably determined by the Administrative Agent using any reasonable or prevailing method.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Investments” means all Investments of the Borrower, in each case (a) to the extent that the Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by the Borrower is not prohibited by the Prospectus.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group.

“Plan Assets” means the assets of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

“Plan Asset Regulations” means the U.S. Department of Labor regulations, 29 C.F.R. §2510.3 101, et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any Lender in connection with extensions of credit to borrowers.

“Private Label Asset-backed Security” means an Asset-backed Security other than a U.S. Government Security.

“Prospectus” means the Borrower’s prospectus and statement of additional information, each dated January 2, 2018 and filed with the SEC pursuant to Rule 497(h) under the Securities Act, as in effect on the Effective Date.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 2.4(c).

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Investment” means, with respect to any Person, (a) each Investment with respect to which such Person is an Issuer, and (b) each Investment with respect to which such Person is a “reference entity” or “reference obligor”.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, one or more Lenders having unused Commitments and outstanding Loans representing greater than 50% of the sum of the unused Commitments and outstanding Loans of all Lenders, provided that if there is more than one Lender, at least two Lenders shall be required, provided further that for purposes of the foregoing proviso, Lenders that are Affiliates shall be treated as a single Lender, provided further that the unused Commitments and outstanding Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning set forth in Section 9.6.

“Restricted Nation” means Greece, Ireland, Italy, Portugal and Spain.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by the Borrower, and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by the Borrower on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares, units or other equity interests.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory that is, or whose government is, the subject or target of comprehensive country-based or region-based (not individual- or entity-based) Sanctions, which, as of the date hereof, are Cuba, Iran, North Korea, Crimea and Syria.

“Sanctioned Person” means, at any time, any Person that is subject to any Sanction.

“Sanctions” has the meaning set forth in Section 4.15(a).

“Scheduled Commitment Termination Date” means January 17, 2019, or such later date to which the Scheduled Commitment Termination Date is extended pursuant to Section 2.3(d).

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Secured Liabilities” means all liabilities of the Borrower secured by Liens on property (other than Excluded Assets).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” has the meaning set forth in Section 5.1(f).

“Security Documents” means the Security Agreement, the Control Agreement and each other document hereafter executed and delivered by the Borrower to the Administrative Agent granting or perfecting a lien on any property of the Borrower to secure the obligations and liabilities of the Borrower under any Loan Document.

“Segregated Liabilities” means all liabilities and other obligations of the Borrower relating to assets (other than Excluded Assets) that have been segregated or are otherwise subject to margin arrangements (including assets segregated by the Borrower to comply with Section 18 of the ICA and related SEC guidance with respect to Financial Contracts).

“Senior Debt” means, as of any date, the aggregate amount of Senior Securities Representing Indebtedness of the Borrower.

“Senior Security” has the meaning set forth in the first sentence of Section 18(g) of the ICA and related SEC guidance.

“Senior Security Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the ICA and related SEC guidance.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of the Borrower, as well as documents and other written materials relating to the Borrower, the Credit Parties or any of their respective subsidiaries or Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Stated Maturity Date” means the later to occur of (a) the Commitment Termination Date, and (b) the date that is 179 days after the Term-out Effective Date.

“Status” has the meaning set forth in Section 4.16.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term-out Effective Date” means the Term-out Election Date, provided that on or prior to the Term-out Election Date the Borrower shall have paid to the Administrative Agent the Term-out Fee.

“Term-out Election Date” means the date, if any, specified as such in a Term-out Election Notice.

“Term-out Election Notice” means a notice from the Borrower to the Administrative Agent substantially in the form of Exhibit H.

“Term-out Fee” means, with respect to each Lender, an amount equal to the applicable Term-out Percentage multiplied by the outstanding principal balance of such Lender’s Loans as of the close of business on the Business Day immediately preceding the Term-out Election Date.

“Term-out Notice Date” means the date, if any, prior to the fifth Business Day before the Scheduled Commitment Termination Date upon which the Borrower shall have delivered to the Administrative Agent a Term-out Election Notice.

“Term-out Percentage” has the meaning set forth in the Fee Letter.

“Threshold Amount” means the lesser of (a) 1.0% of the aggregate Net Asset Value of the Borrower, and (b) $5,000,000.

“Transactions” means the (a) execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) borrowing of the Loans and (c) use of the proceeds of the Loans.

“Unlimited Nation” means (a) each G-10 country, (b) Australia, and (c) New Zealand.

“Unquoted Investment” means, with respect to the Borrower, any equity Investment whose value is not determined primarily by reference to the closing price thereof on a nationally-recognized securities exchange.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.4(g)(ii).

“Value” means, as of any day of determination in respect of any Investment of the Borrower, the value of such Investment computed in the manner such value is required to be computed by the Borrower in accordance with the Borrower’s internal policies and applicable law (including the ICA).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.

Section 1.3 Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (a) the Borrower notifies the Administrative Agent that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (b) the Required Lenders so object, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Administrative Agent (on behalf of the Required Lenders), as the case may be, or the Borrower and the Required Lenders otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.

Section 1.4 Non-Recourse Persons

Each Credit Party hereby agrees for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, the Borrower (each a “Non-Recourse Person”) that (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (b) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder.

ARTICLE 2. THE CREDITS

Section 2.1 Commitment

Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make loans to the Borrower from time to time during the period from the Effective Date through the Business Day immediately preceding the Commitment Termination Date, provided that immediately after giving effect thereto (a) the Adjusted Asset Coverage would not be less than 3.00:1.00, and (b) the aggregate outstanding principal balance of all Loans made by such Lender would not exceed its Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.2 Loans

(a) General Provisions. To request a Loan, the Borrower shall make a telephonic Borrowing Request to the Administrative Agent, not later than (i) in the case of an ABR Loan, 1:00 p.m., New York City time, on the Business Day of the proposed Loan, and (ii) in the case of a LIBOR Loan, 12:00 p.m., New York City time, three Business Days before the date of the proposed Loan. Such telephonic Borrowing Request shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a duly executed Borrowing Request duly signed by or on behalf of the Borrower. Each such telephonic and written Borrowing Request shall specify: (A) the requested date for such Loan (which shall be a Business Day), (B) whether such Loan is to be an ABR Loan or a LIBOR Loan, (C) the amount of such Loan, which shall be an Approved Amount, and (D) with respect to each LIBOR Loan, the Interest Period therefor, provided that, if either (x) the Borrower shall fail to specify whether such requested Loan is to be an ABR Loan or a LIBOR Loan, or (y) immediately after giving effect to the making of such requested Loan, there would be Loans outstanding with in excess of six different Interest Periods, then such requested Loan shall be made as an ABR Loan.

(b) Optional Conversion or Continuation of Certain Loans. Subject to Section 2.2(c), prior to the Maturity Date, the Borrower may elect to (i) convert all or any portion of any ABR Loan to a LIBOR Loan, (ii) convert all or any portion of any LIBOR Loan to an ABR Loan, or (iii) continue all or any portion of a LIBOR Loan as a LIBOR Loan having an additional Interest Period, provided that, in each such case, the principal amount to be converted to or continued as a LIBOR Loan shall be in an Approved Amount. Each such election shall be made by the Borrower by a telephonic Borrowing Request to the Administrative Agent, shall be irrevocable and shall (A) be made not later than (x) in the case of a conversion of a Loan to, or the continuation of a Loan as, a LIBOR Loan, 12:00 p.m., New York City time, three Business Days before the date of the proposed conversion or continuation, or (y) in all other cases not later than 1:00 p.m., New York City time, on the Business Day of the proposed conversion or continuation, (B) specify the following information (w) the amount of the Loan requested to be converted or continued, (x) the requested date for such conversion or continuation, which shall be a Business Day, (y) whether such Loan is to be converted into an ABR Loan or a LIBOR Loan, or continued as a LIBOR Loan, and (z) in the case of a Loan being converted into or continued as a LIBOR Loan, the Interest Period to be applicable thereto, and (C) be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a duly executed Borrowing Request signed by or on behalf of the Borrower which upon receipt shall be delivered by the Administrative Agent to the Lenders, provided that, if (x) prior to the expiration of the Interest Period applicable to an existing LIBOR Loan, the Borrower shall fail to timely elect to continue or convert such LIBOR Loan in accordance herewith, such LIBOR Loan shall, on the last day of such Interest Period, be automatically continued as a LIBOR Loan having an Interest Period of one month, and (y) if immediately after giving effect to any such requested conversion or continuation of any Loan, there would be Loans outstanding with in excess of six different Interest Periods, then such Loan shall be converted to an ABR Loan.

(c) Elections. Notwithstanding anything to the contrary herein contained, the Borrower’s right to make elections pursuant to Section 2.2(b) shall cease (i) upon notice by the Administrative Agent or Required Lenders to the Borrower upon the occurrence or during the continuance of an Event of Default (other than an Event of Default under Section 8.1(h) or (i)) that the Borrower’s right to make elections pursuant to Section 2.2(b) has been terminated, and (ii) automatically and without notice upon the occurrence or during the continuance of an Event of Default under Section 8.1(h) or (i).

(d) Funding. Promptly following receipt of a Borrowing Request in accordance with subsection (a) or (c) of this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and, in the case of a Borrowing Request in accordance with subsection (a) of this Section, of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower on such proposed date by promptly transferring the amounts so received, in like funds, to a custodial account at the Custodian in the name of the Borrower or, in the event a Borrowing shall not occur on such date because any condition precedent thereto herein shall not have been met, return the amounts so received to the respective Lenders, without interest.

Section 2.3 Termination, Reduction and Extension of Commitment

(a) Unless previously terminated, the Commitment shall terminate on the Scheduled Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitment, provided that (i) the Borrower may not terminate or reduce the Commitment if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the outstanding principal balance of the Loans would exceed the Commitment, and (ii) each such reduction shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination or reduction of the Commitment hereunder shall be permanent, provided that any such notice of termination may be revoked without penalty or premium if such termination is contingent on a refinancing and such refinancing does not occur for any reason. Upon receipt of each such notice, the Administrative Agent shall promptly send each Lender a copy thereof. Each termination or reduction of the Commitment shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.

(d) The Borrower may at any time and from time to time (but not more than 60 days nor less than 30 days prior to the then existing Scheduled Commitment Termination Date, and in no event on or after the Term-out Notice Date) request in writing that the Lenders consent (the decision so to agree to be within the sole and absolute discretion of each Lender) to extend the Scheduled Commitment Termination Date by giving written notice thereof to the Administrative Agent (each a “Commitment Extension Request”). Upon receipt of each such Commitment Extension Request, the Administrative Agent shall promptly send each Lender a copy thereof. Any Lender that shall not have consented or responded to such Commitment Extension Request by the Commitment Extension Response Date therefor shall be deemed to be a “Non-Extending Lender”, and any Lender that shall have consented to such Commitment Extension Request but with a Commitment that is less than its existing Commitment shall be deemed to be a Non-Extending Lender to the extent of the excess of its existing Commitment minus its Commitment as to be extended. With respect to the Non-Extending Lenders, the Borrower shall have the option, expiring on the applicable Commitment Extension First Offer Expiration Date, to offer to the Lender serving as the Administrative Agent the right to assume some or all of the Commitments (and to purchase the corresponding Loans) thereof and, to the extent such Lender shall have failed to accept such offer on or prior to the applicable Commitment Extension Final Offer Expiration Date, to offer to any one or more of the other Lenders or, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) any one or more other Persons, the right to assume some or all of such Commitments (and to purchase the corresponding Loans) which the Lender serving as the Administrative Agent shall not have agreed to assume (and purchase). In the event and to the extent any such Lender or other Person shall have so agreed to assume such Commitments (and to purchase such corresponding Loans), the Borrower shall have the right to direct such Non-Extending Lender to delegate its Commitment, or portion thereof (and sell its corresponding Loans) to such Lender or other Person, as the case may be (each such Lender or other Person, a “Replacement Lender”). To the extent practicable, the Borrower, each Non-Extending Lender, and each Replacement Lender shall cooperate to sell or assign such Non-Extending Lender’s

LIBOR Loans on the last day of the Interest Period therefor. In no event shall the then existing Scheduled Commitment Termination Date be so extended unless immediately before and after giving effect thereto, (i) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such extension (or, if any such representation and warranty is expressly stated to have been made as of a specific earlier date, as of such specific date), (ii) no Default shall have occurred and be continuing and (iii) all conditions precedent, if any, thereto shall have been satisfied (including delivery of such certificates, legal opinions and other documents as the Administrative Agent shall reasonably require in connection therewith). On the then existing Scheduled Commitment Termination Date, provided that the Borrower shall not have delivered to the Administrative Agent a Term-out Election Notice having a Term-out Election Date that is on or prior to the then existing Scheduled Commitment Termination Date, such then existing Scheduled Commitment Termination Date shall, with respect to each Lender that is not a Non-Extending Lender and with respect to each Replacement Lender, be extended to the date that is 364 days (or such fewer number of days as the Borrower may have specified in the related Commitment Extension Request) thereafter (or, if such date is not a Business Day, to the immediately preceding Business Day), provided that (i) no such extension shall be effective with respect to any Non-Extending Lender, and (ii) the Borrower shall have paid to the Administrative Agent for the account of each Non-Extending Lender an amount equal to the outstanding principal balance of all Loans (to the extent not assigned or purchased pursuant to the terms hereof) owing by the Borrower to such Non-Extending Lender, together with all accrued and unpaid interest thereon and all other amounts owing (including any payments required by Section 3.7, and whether or not then due) by the Borrower to such Non-Extending Lender (which shall not be subject to the sharing provisions of Section 2.6).

Section 2.4 Repayment of Loans; Evidence of Debt

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan on the Maturity Date.

(b) In the event that on any date, the Borrower shall fail to be in compliance with paragraph (a) or (b) of Section 7.7, the Borrower shall immediately repay the Loans and take such other actions as may be necessary such that, (i) immediately after giving effect to such repayment and other actions, the Adjusted Asset Coverage would not be less than 3.00:1.00 and (ii) the Borrower would be in compliance with Section 7.7(b).

(c) The Administrative Agent, acting solely for this purpose as agent of the Borrower, shall maintain in accordance with its usual practice an account or accounts evidencing the outstanding principal of and accrued interest on each Loan at one of its offices in the United States of America (the “Register”). The entries made in such account or accounts shall, to the extent not prohibited by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement. The Register shall be available for inspection by the Borrower from time to time upon reasonable prior notice.

Section 2.5 Voluntary Prepayments

The Borrower shall have the right at any time and from time to time, without premium or penalty (but subject to Section 3.7), to prepay any Loan in whole or in part. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder not later than 2:00 p.m., New York City time, two Business Days prior to date of prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid, provided that any such notice of prepayment may be revoked without penalty or premium if such prepayment is contingent on a refinancing and such refinancing does not occur for any reason. Each partial prepayment of the Loans pursuant to this Section 2.5 shall be in an Approved Amount. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.

Section 2.6 Payments Generally

(a) In General. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at 40 King Street West, Toronto, Ontario, Canada M5H 1H1, or such other office as to which the Administrative Agent may notify the Borrower. Except as may be otherwise provided in the defined term “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Loan Documents, such funds shall be applied to the obligations owing to the Administrative Agent: (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Administrative Agent may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due. All amounts paid under the Loan Documents shall not be refundable under any circumstances, absent manifest error.

(b) Pro Rata Treatment. Except as otherwise expressly provided in this Agreement, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of fees payable to the Lenders, each reduction of the Commitments and each conversion to or continuation of any Loan shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if the Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Loan to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Loan to the next higher or lower whole Dollar amount.

(c) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(d) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and, if such Lender’s failure continues for three Business Days, the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (x) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (y) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s share of such Loan for purposes of this Credit Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.6(c)(i) shall cease.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent, for the account of the Lenders, hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii) Notices. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this paragraph (c) shall be presumptively correct, absent manifest error.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.3(c) are several and neither joint nor joint and several. The failure of any Lender to make any Loan or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any Loan or to make any payment under Section 10.3(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.7 Defaulting Lenders

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent, for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such

Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.7(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.2(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.8 Evidence of Debt

Each Lender, acting solely for this purpose as agent of the Borrower, shall maintain in accordance with its usual practice an account or accounts evidencing the outstanding principal of and accrued interest on each Loan made by such Lender at one of its offices in the United States of America. The entries made in such account or accounts shall, absent manifest error and to the extent not prohibited by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of such Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note, which shall evidence the Loans made by such Lender in addition to such accounts or records.

ARTICLE 3. INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1 Interest

(a) Each Loan shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, the principal balance of such Loan shall bear interest at a rate per annum equal to the Applicable Rate plus 2.00%.

(b) Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto, provided that (1) interest accrued and unpaid pursuant to each of clauses (i) and (ii) of paragraph (a) of this Section shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, other than any ABR Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days (provided that interest computed by reference to the Prime Rate shall be on the basis of a year of 365 or 366 days, as applicable) for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment). The Alternate Base Rate, the Federal Funds Effective Rate, the LIBO Rate, the Overnight Eurodollar Rate and the Prime Rate shall each be determined by the Administrative Agent in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

Section 3.2 Fees

(a) The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 10.6 to but excluding the Commitment Termination Date, at a rate per annum equal to the Commitment Fee Rate on the daily amount of the excess of such Lender’s Commitment over the aggregate outstanding principal balance of the Loans of such Lender. Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, 10 days following each date on which the Commitments are reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower shall pay to the Administrative Agent such fees, in such amounts and at such times as may have been separately agreed upon in writing by the Borrower and the Administrative Agent.

(c) On the Term-out Election Date, the Borrower shall pay to the Administrative Agent for the pro-rata account (based on the outstanding principal balance of the Loans) of each Lender the Term-out Fee. Payment by the Borrower of the Term-out Fee shall be deemed to constitute a representation and warranty by the Borrower that on and as of the Term-out Election Date (i) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects (or, if any such representation and warranty is expressly stated to have been made as of a specific earlier date, as of such specific date), and (ii) no Default shall have occurred and be continuing.

Section 3.3 Increased Costs

(a) If there shall occur any Change in Circumstance and the result thereof shall be to increase the cost to any Lender of making or maintaining any Loan, to increase the cost to any Lender of maintaining the Commitment, or to reduce the amount of any sum received or receivable by any Lender from the Borrower under the Loan Documents (whether of principal, interest or otherwise), in each case by an amount deemed by such Lender to be material, then promptly upon demand by the Administrative Agent (and in any event within thirty days following such demand) and delivery to the Borrower of the certificate required by clause (c) hereof, the Borrower will pay to the Administrative Agent, for the account of such Lender, such amount as will compensate such Lender for such increased costs or reduced amount.

(b) If any Lender determines in good faith that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on the such Lender’s capital or on the capital of such Lender’s holding company, as a consequence of this Credit Agreement or any Loan made by such Lender hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity and capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for (i) any such reduction suffered as a consequence of such Loan, and (ii) any other such reduction.

(c) Upon the request of the Borrower, the applicable Lender will use reasonable efforts to designate a different lending office if, in the judgement of such Lender, such designation (i) will avoid the need for, or reduce the amount of, any compensation payable by the Borrower pursuant to this Section 3.3 in the future and (ii) will not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation. A certificate of a Lender setting forth in reasonable detail such

Lender’s reasonable good faith determination of the additional amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within thirty days after receipt thereof. In determining such additional amounts of compensation, such Lender will act reasonably and in good faith.

(d) Failure or delay on the part of any Lender or Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate any such Person pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Person notifies the Borrower of the Change in Circumstance or Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; and provided further that, if the Change in Circumstance or Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4 Taxes

(a) Each payment by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that, if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from such payments by a Withholding Agent, then (i) if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the applicable Withholding Agent shall be entitled to make such deduction or withholding and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within thirty days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by such Recipient or required to be withheld or deducted from any payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within thirty days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate United States effectively connected income, executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.4(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.5 Alternate Rate of Interest

If the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Loan the pricing of which is determined by reference to an Applicable Money Market (each an “Affected Loan”), by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Lenders of making, maintaining, converting or continuing such Affected Loan because of (a) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (b) other circumstances arising after the date hereof affecting the Lenders or such Applicable Money Market, then the Administrative Agent may give notice thereof to the Borrower (with a copy to each Lender) by telephone or facsimile and (i) upon the giving of such notice, each existing Affected Loan shall automatically be deemed converted into and redenominated as an ABR Loan and shall thereafter bear interest at a rate per annum equal to the Applicable Rate therefor, and (ii) until such notice is rescinded by the Administrative Agent, no Lender shall have any obligation to make any new Loan that would be an Affected Loan. The Administrative Agent agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Administrative Agent shall by notice to the Borrower (with a copy to each Lender) rescind such notice with respect to such Affected Loan.

Section 3.6 Other LIBOR Provisions

Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for any Lender to make, continue or maintain any LIBOR Loan, to convert any ABR Loan to a LIBOR Loan, or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower and the Administrative Agent:

(a) such Lender may, if such Change in Law makes it unlawful to make, continue or maintain, or convert any Loan to, a LIBOR Loan, declare that thereafter (for the duration of such unlawfulness) LIBOR Loans will not be made or continued by such Lender, and Loans of such Lender will not be converted into LIBOR Loans; and

(b) such Lender may, if such Change in Law makes it unlawful for such Lender to maintain LIBOR Loans, require that all outstanding LIBOR Loans of such Lender be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans on the last day of the Interest Period applicable thereto or such earlier date if required by any Change in Law.

Section 3.7 Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow or continue any LIBOR Loan, or convert any Loan to a LIBOR Loan, on the date specified in any notice delivered pursuant hereto, or (c) the conversion of any LIBOR Loan to an ABR Loan pursuant to Section 3.6(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding, for the avoidance of doubt, the margin) of such Lender attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Lender’s LIBOR Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such LIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the calculation thereof in reasonable detail shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

The Borrower, in order to induce each Credit Party to enter into this Credit Agreement and to induce each Lender to make Loans, hereby makes the following representations and warranties to such Credit Party:

Section 4.1 Organization and Power

The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Borrower has all requisite power and authority to own its property and to carry on its business as now conducted. The Borrower is in compliance with its Organizational Documents in all material respects.

Section 4.2 Authority and Execution; EEA Financial Institution

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which (a) have been duly authorized by all proper and necessary action, and (b) do not conflict with the Borrower’s Organization Documents. The Borrower has duly executed and delivered the Loan Documents to which it is a party. The Borrower is not an EEA Financial Institution.

Section 4.3 Binding Agreement

The Loan Documents constitute the valid and legally binding obligations of the Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law) .

Section 4.4 Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against it or maintained by it that could reasonably be expected to affect the property or rights of the Borrower, which (a) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5 Approvals and Consents

No consent, authorization or approval of, filing (other than (x) approvals that have been obtained, and (y) the filing of each financing statement in connection with the Liens created by the Security Agreement) with, notice to, or exemption by, the holders of any securities issued by the Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents to which it is a party or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party with respect to or against the Borrower or its property or assets.

Section 4.6 No Conflict

The Borrower is not in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out by the Borrower of the terms of the Loan Documents to which it is a party, the Loans hereunder and the use by the Borrower of the proceeds thereof (a) will not (i) violate any treaty, statutes, law (including any applicable usury or similar law), rule or regulations, including the ICA, of any Governmental Authority applicable to the Borrower or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Loan Documents) upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with the Fundamental Policies.

Section 4.7 Taxes

The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no tax Liens have been filed and are in effect against the Borrower or any of its property. The charges, accruals and reserves on the books of the Borrower with respect to all federal, state, local and other Taxes are adequate, and the Borrower knows of no unpaid assessment which is due and payable against or any claims being asserted against it which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

Section 4.8 Compliance

The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. The Borrower is complying with all applicable statutes and regulations, including the ICA and the Securities Act, and of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.

Section 4.9 Property

The Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.

Section 4.10 Margin Regulations; Use of Loan Proceeds

Except for the Federal Reserve Form to be executed and delivered by the Borrower, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate the provisions of Regulations T, U or X.

Section 4.11 No Material Adverse Effect

Since the Measurement Date, if any, there has been no event or occurrence that has resulted in a Material Adverse Effect (other than to the extent caused solely by a reduction in the value of the Borrower’s investments).

Section 4.12 Material Agreements

Each agreement between the Borrower and the Investment Adviser is in full force and effect, except to the extent that failure of any such agreement, individually or in the aggregate, to be in full force and effect could not reasonably be expected to have a Material Adverse Effect, and the Custody Agreement is in full force and effect in all material respects.

Section 4.13 Financial Condition

The statement of assets and liabilities of the Borrower as of the Measurement Date, if any, and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to the Administrative Agent, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

Section 4.14 No Misrepresentation

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower to any Credit Party in connection with the transactions contemplated thereby, contains or will contain, when delivered, when taken as a whole, a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit, when delivered, when taken as a whole, to state a material fact required to be stated in order to make the statements therein contained not misleading in any material respect in the light of the circumstances under which made.

Section 4.15 Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption

(a) No Affected Person is, or is individually or in the aggregate owned 50% or more by Persons that are: (i) the subject or target of any economic sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a Sanctioned Jurisdiction.

(b) No Affected Person or any Person that owns 50% or more (directly or indirectly) of, the Borrower or receives (directly or indirectly) any proceeds of any Loan (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction in violation of applicable law or (ii) has violated any Sanctions in any respect.

(c) No Affected Person or any Person that owns 50% or more (directly or indirectly) of the Borrower or receives (directly or indirectly) any proceeds of any Loan (i) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or (ii) otherwise violated any applicable law regarding money laundering.

(d) The Borrower is in material compliance with the FCPA and each relevant foreign counterpart thereof, and, to the knowledge of the Borrower, the Borrower has not made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value in violation of the FCPA, including paying, offering to pay or promising to pay money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any other Person.

(e) The Borrower has implemented and maintains policies and procedures reasonably designed to ensure compliance by each Affected Person with all applicable laws regarding Sanctions, money laundering and Anti-Corruption Laws.

Section 4.16 Investment Company Status

(a) The Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is a “closed-end company” within the meaning of Section 5 of the ICA, (iv) it is not a “business development company” within the meaning of Section 2(a)(48) of the ICA, (v) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, any Lender, (vi) it is not an Indirect Fund, (vii) it has only one series of capital stock, (viii) it is in compliance with the Fundamental Policies, and (ix) it is not a party to any inter-fund lending arrangement between or among the Borrower and one or more other investment companies pursuant to which the Borrower may make loans to any such investment company, or any such investment company may make loans to the Borrower.

(b) The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the Prospectus, the ICA, state securities laws to the extent applicable, and the Fundamental Policies.

(c) The Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

Section 4.17 ERISA

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower (a) is not, and has not been in the last five years, a member of an ERISA Group, and (b) has no liability in respect of any Plan or Multiemployer Plan subject to ERISA. Assuming that no portion of the assets used to fund any Loan constitute Plan Assets, none of the following (individually or collectively) constitute a non-exempt “prohibited transaction” within the meaning of Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code that would subject the Bank to any tax or penalty under Section 502(i) of ERISA or Section 4975 of the Code: (i) the execution and delivery of the Loan Documents, (ii) the incurrence by the Borrower of any obligation under the Loan Documents, (iii) the making of any Loan, (iv) the payment by the Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation of any other transaction described in the Loan Documents.

ARTICLE 5. CONDITIONS

Section 5.1 Effective Date

The obligation of each Lender to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 10.2 (and, upon such satisfaction or waiver, the Administrative Agent shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding):

(a) The Administrative Agent shall have received a counterpart of this Credit Agreement signed on behalf of the Borrower and each Lender.

(b) If requested by a Lender, the Administrative Agent shall have received, for the account of such Lender, a Note, dated the Effective Date, executed on behalf of the Borrower and payable to such Lender.

(c) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and each Lender and dated the Effective Date) reasonably acceptable to the Administrative Agent from (i) Simpson Thacher & Bartlett LLP and (ii) Richards, Layton & Finger, P.A., each respectively counsel to the Borrower. The Borrower hereby requests such counsel to deliver such opinions.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by authorized representatives of the Borrower, substantially in the form of Exhibit C hereto, and in all other respects reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received, for the account of each Lender, a copy of an initial Federal Reserve Form, substantially in the form of Exhibit D hereto, duly executed and delivered by or on behalf of the Borrower, in form and substance reasonably acceptable to such Lender.

(f) The Administrative Agent shall have received a security agreement, dated the Effective Date and signed by an authorized representative on behalf of the Borrower, substantially in the form of Exhibit F hereto (the “Security Agreement”).

(g) The Administrative Agent shall have received a control agreement, dated the Effective Date and signed by the Custodian and an authorized representative on behalf of the Borrower, substantially in the form of Exhibit G hereto (the “Control Agreement”).

(h) The Administrative Agent shall have received Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against the Borrower disclosing that there are no Liens of record (other than Liens reasonably acceptable to the Administrative Agent) in such official’s office covering the Borrower or any asset or property thereof.

(i) The Administrative Agent shall have received such information it shall have requested (and as any Lender may have requested through the Administrative Agent) in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies.

(j) The Administrative Agent shall have received (for itself and each applicable Lender) all reasonable and documented fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder and in accordance with any fee letter and/or expense letter entered into between the applicable Credit Party and the Borrower.

Section 5.2 Each Credit Event

The obligation of each Lender to make each Loan is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan (or, if any such representation and warranty is expressly stated to have been made as of a specific earlier date, as of such specific date), and no Default shall have occurred and be continuing.

(b) The Administrative Agent shall have received a written Borrowing Request signed by the Borrower setting forth the information required by Section 2.2.

(c) To the extent required by Regulation U, each Lender shall have received (i) a copy of a Federal Reserve Form, for such Lender, duly completed, executed and delivered by the Borrower, in form reasonably acceptable to such Lender, or (ii) a current list of Margin Stock and Non-Margin Assets of the Borrower, in a form reasonably acceptable to such Lender and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

(d) Immediately after giving effect to such requested Loan, the Adjusted Asset Coverage would not be less than 3.00:1.00.

Each request for a Loan by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

ARTICLE 6. AFFIRMATIVE COVENANTS

Until the Commitment Termination Date shall have occurred and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with each Credit Party that:

Section 6.1 Financial Statements and Other Information

The Borrower shall furnish or cause to be furnished to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be accompanied by an audit report from independent public accountants;

(b) as soon as available, but in any event within 90 days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period;

(c) [Reserved];

(d) as soon as available, but in any event not later than ten Business Days after the end of each calendar month, a duly completed certificate of a duly authorized representative of the Borrower, substantially in the form of Exhibit E hereto;

(e) prompt written notice of any contest referred to in Section 6.5 or 6.6;

(f) promptly after the execution thereof, copies of all material amendments or other material changes to the Fundamental Policies, all investment advisory contracts, and any new investment advisory contracts entered into after the Effective Date;

(g) prompt written notice in the event that the Borrower decides to seek the approval of the Board or, if necessary, its shareholders to effect a change in any of its Fundamental Policies; and

(h) prompt written notice in the event that Adjusted Asset Coverage is less than 3.00:1.00.

(i) promptly after request therefor, such (y) other information as any Credit Party may reasonably request (through the Administrative Agent) from time to time and (z) additional documents and information requested by any Credit Party (through the Administrative Agent) from time to time in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies.

Section 6.2 Notice of Material Events

The Borrower shall furnish or cause to be furnished to the Administrative Agent prompt written notice after any officer of the Borrower obtains knowledge of the following, together with a statement of a duly authorized representative (who shall be reasonably acceptable to the Administrative Agent) of the Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower that could, in the good faith opinion of the Borrower, reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 6.3 Legal Existence

The Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

Section 6.4 Insurance

The Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are customarily insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Administrative Agent, promptly following written request therefor, information as to the insurance carried as is reasonably requested by the Administrative Agent.

Section 6.5 Payment of Indebtedness and Performance of Obligations

The Borrower shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse Effect or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon any property of the Borrower having a value either individually or in the aggregate in excess of $5,000,000, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.6 Observance of Legal Requirements

The Borrower shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to the Borrower, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.7 Books and Records; Visitation

The Borrower shall (a) keep proper books of record and account in which entries that are complete, true and correct in all material respects in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five Business Days prior, at all other times) permit representatives of the Administrative Agent to visit the offices of the Borrower and to discuss the properties, assets, income and financial condition of the Borrower with the duly authorized representatives thereof and to inspect the books, property and records of the Borrower (which visits shall be limited to once in any calendar year except during the continuance of an Event of Default), and (c) upon the reasonable request of the Administrative Agent (on behalf of any Credit Party), deliver to the Administrative Agent a detailed list of assets of the Borrower.

Section 6.8 Purpose of Loans

The Borrower shall use the proceeds of each Loan to make additional investments, including the purchase of investment securities, to leverage its investment portfolio, including the purchase of investment securities, and for temporary liquidity needs and for general working capital needs, provided that in no event shall the proceeds of any Loan be used for (a) purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U or (b) anything other than the Borrower’s general business or working capital purposes.

Section 6.9 Maintenance of Status

The Borrower will maintain at all times its Status.

ARTICLE 7. NEGATIVE COVENANTS

Until the Commitment Termination Date shall have occurred and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with each Credit Party that:

Section 7.1 Indebtedness; Senior Securities

(a) The Borrower will not create, incur, assume or suffer to exist any liability for Indebtedness, except:

(i) Indebtedness under the Loan Documents,

(ii) Indebtedness (other than Indebtedness for borrowed money) constituting Financial Contract Liabilities (1) incurred in the ordinary course of business, including for investment purposes, (2) permitted to be incurred in accordance with the Fundamental Policies, and (3) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause the Adjusted Asset Coverage to be less than 3.00:1.00,

(iii) Indebtedness to the Custodian (1) incurred for the purposes of clearing and settling purchases and sales of securities, or (2) up to an aggregate amount not to exceed $3,000,000 at any one time outstanding under this clause (2), (A) for temporary or emergency purposes, or (B) related to any foreign exchange transactions, and

(iv) Indebtedness in respect of judgments or awards that do not constitute an Event of Default, including any unsecured performance bond in respect of such judgments or awards.

(b) The Borrower will not issue, sell, create, incur, assume or suffer to exist any Senior Security, except Senior Securities Representing Indebtedness permitted by Section 7.1(a).

Section 7.2 Liens

The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a) Liens for Taxes, assessments or similar charges for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which (i) are not delinquent, or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(b) Liens imposed by law for which adequate reserves have been set aside in accordance with Applicable Accounting Principles (i) securing amounts not yet due, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(c) Liens arising out of judgments or decrees affecting the property attributable to the Borrower for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement thereof is stayed pending such contest;

(d) Liens created or arising under the Loan Documents;

(e) (i) Liens arising under the Custody Agreement and securing obligations (other than Indebtedness) of the Borrower thereunder, to the extent such obligations arose in the ordinary course of business and are permitted by the Control Agreement, and (ii) Liens arising under the Custody Agreement and securing Indebtedness of the Borrower thereunder to the extent such Indebtedness is permitted by Section 7.1 and by the Control Agreement; and

(f) Liens in respect of obligations arising from any Financial Contract, provided that each such obligation is incurred in the ordinary course of business and in accordance with the Fundamental Policies.

Section 7.3 Fundamental Changes

The Borrower will not (a) consolidate or merge into or with any Person, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property, except that the Borrower may sell Investments in the ordinary course of business.

Section 7.4 Restricted Payments

The Borrower will not declare or make, or allow to be declared or made, any Restricted Payment, except:

(a) the Borrower may declare or make any Restricted Payment payable solely in shares of the common stock of the Borrower, and

(b) the Borrower may declare or make any Restricted Payment if (i) immediately before and after giving effect thereto, no principal of any Loan shall or would be outstanding, or (ii) (A) immediately before giving effect thereto, the Adjusted Asset Coverage is not less than 3.00:1:00 and (B) immediately before and after giving effect thereto, no Event of Default shall exist or would occur.

Section 7.5 Fundamental Policies; Valuation

The Borrower will not (a) make or maintain any Investment other than as permitted by the ICA and the Fundamental Policies, (b) amend or otherwise modify the Fundamental Policies, or (c) for purposes of the Loan Documents or financial reporting, value any Investment or other property thereof other than in accordance with GAAP, applicable law (including the ICA) and the Fund’s valuation procedures.

Section 7.6 Amendments and Changes

(a) The Borrower will not amend or otherwise modify its Organization Documents or the Custody Agreement, in each case in any way which would adversely affect the rights or remedies of any Credit Party under the Loan Documents.

(b) The Borrower will not change its fiscal year if such change would have a Material Adverse Effect. Subject to Section 1.3, the Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.

Section 7.7 Financial Covenants

(a) The Borrower will not permit the Adjusted Asset Coverage to be less than (i) 3.00:1.00 for more than fourteen consecutive Business Days, or (ii) 2.50:1.00 at any time.

(b) The Borrower will not at any time permit its Indebtedness to exceed the sum of (A) 50% of (x) the Maximum Borrowing Value of the Borrower’s Margin Stock minus (y) all Ordinary Liabilities to the extent not in excess of the amount determined under clause (x) immediately above, plus (B) the excess, if any, of (x) the Maximum Borrowing Value of the Borrower’s Non-Margin Assets over (y) all Ordinary Liabilities to the extent in excess of the amount determined under clause (A)(x) immediately above.

(c) On and after the 180th day after the Effective Date, the Borrower will not permit its Net Asset Value to be less than 50% of its Net Asset Value as of the Effective Date, at any time.

Section 7.8 Investment

(a) The Borrower will not purchase, acquire, or otherwise have exposure to, any Investment, other than Permitted Investments.

(b) The Borrower will not purchase or otherwise enter into any Financial Contract (i) unless the issuers thereof or counterparties thereto, as the case may be, have a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (ii) in any case if the Borrower’s liabilities (contingent or otherwise) thereunder would, assuming that the Borrower had segregated assets in an amount necessary to satisfy such liabilities, constitute a Senior Security Representing Indebtedness.

Section 7.9 Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption

(a) The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) for the purpose of funding, financing or facilitating any activities or business of or with any Person, or in any country, region or territory, that, at the time of such funding, financing or facilitating, is, or whose government is, the subject of Sanctions in violation of applicable law or (ii) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, lender, advisor, investor, or otherwise.

(b) The Borrower will not use the proceeds of any Loan, and will not cause or permit any subsidiary thereof to use the proceeds of any Loan, for the purpose of violating any applicable law, rule or regulation regarding Sanctions or money laundering, or any Anti-Terrorism Law or Anti-Corruption Law.

(c) The Borrower and each subsidiary thereof shall at all times maintain policies and procedures reasonably designed to promote and achieve compliance by each Affected Person with all applicable laws, rules and regulations regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

ARTICLE 8. EVENTS OF DEFAULT

Section 8.1 Events of Default

Each of the following shall constitute an “Event of Default”:

(a) any principal of any Loan shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any officer, director or other authorized representative thereof in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.3, 6.8 or 6.9 or in Article 7, provided that if any such Event of Default shall result solely from the Borrower’s failure to comply with Section 7.7(a) such Event of Default shall be deemed to be cured if, at any time subsequent to the occurrence of such Event of Default (i) the Borrower has made all payments, and taken all action, in each case, required under Section 2.4(b), and (ii) the Adjusted Asset Coverage shall be equal to or greater than 3.00:1.00;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of thirty (30) days after the Borrower shall have obtained knowledge thereof;

(f) the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period or notice requirement);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, or the debts of the Borrower, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the assets of the Borrower; and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) the Investment Adviser shall fail to be GSO / Blackstone Debt Funds Management LLC, or an Affiliate thereof, (ii) the custodian for all of the assets of the Borrower shall fail to be The Bank of New York Mellon, or an Affiliate or a successor-in-interest thereof, (iii) the sole administrator for the Borrower shall fail to be ALPS Funds Services, Inc., or an Affiliate or a successor-in-interest thereof, or (iv) the independent auditors for the Borrower shall fail to be Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, or PricewaterhouseCoopers LLP or any successor-in-interest to each of the foregoing;

(l) (i) GSO / Blackstone Debt Funds Management LLC, shall fail to be an Affiliate of The Blackstone Group L.P., or (ii) there shall occur any assignment (within the meaning of Section 2(a)(4) of the ICA) of the Borrower’s investment advisory agreement;

(m) one or more judgments for the payment of money (not paid or covered by insurance or other indemnity from a financially sound third party fully capable of honoring such indemnity) in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(n) any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to the Borrower, the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(o) the suspension of registration of the Borrower’s shares or the commencement of any proceeding for such purpose;

(p) the Borrower shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 4(a) or Section 4(h) of the Security Agreement or (ii) any other covenant, condition or agreement contained in any Security Document and such failure shall continue unremedied for a period of thirty (30) days after the Borrower shall have obtained knowledge thereof;

(q) except as a result of any sale or other transfer of any asset in accordance with the terms of the Loan Documents, any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral (as defined in the Security Agreement) having a value, either individually or in the aggregate, of $2,000,000 or more, with the priority required by the applicable Security Document; or

(r) the Borrower’s shares shall be suspended from trading on The New York Stock Exchange for more than two consecutive days upon which trading in shares generally occurs on such exchange, or shall be delisted.

Section 8.2 Remedies

If any Event of Default shall occur and be continuing then, and in every such event (other than an event described in paragraph (h) or (i) of Section 8.1), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, with the consent of Required Lenders, or shall, at the request of Required Lenders, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) declare the Commitments terminated, and thereupon the Commitments shall terminate immediately and/or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without any presentment, demand, protest or further notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event described in paragraph

(h) or (i) of Section 8.1, the Commitment of each Lender shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9. THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority

Each Lender hereby irrevocably appoints The Bank of Nova Scotia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2 Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its reasonable opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 8.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of another Credit Party, the Administrative Agent may presume that such condition is satisfactory to such Credit Party unless the Administrative Agent shall have received notice to the contrary from such Credit Party one full Business Day prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities evidenced by this Credit Agreement as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents selected by it in good faith.

Section 9.6 Resignation of Administrative Agent

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and subject to the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date; provided that if no such successor is appointed by the Required Lenders or the retiring Administrative Agent prior to the Resignation Effective Date (and consented to by the Borrower), the Borrower may (but shall not be obligated to) appoint a successor Administrative Agent, subject to the consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed).

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor; provided that any successor Administrative Agent shall be subject to the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the Borrower may (but shall not be obligated to) appoint a successor Administrative Agent, subject to the consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed).

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Administrative Agent is appointed as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7 Non Reliance on Administrative Agent and Other Lenders

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8 [Reserved]

Section 9.9 No Other Duties

Notwithstanding anything herein to the contrary, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.10 Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, each Lender acknowledges and agrees that the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid by the Borrower under the Loan Documents, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 10.3.

Section 9.11 Collateral

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property of the Borrower granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all Commitments and payment in full of all obligations (other than contingent indemnification obligations) of the Borrower under the Loan Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition by the Borrower not prohibited by the Loan Documents, or (iii) subject to Section 10.2, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.11.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral (as defined in the Security Agreement), the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE 10. MISCELLANEOUS

Section 10.1 Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, or sent by electronic transmission in “portable document format”, as follows:

(i) if to the Borrower, to it at 345 Park Avenue, 31st Floor, New York, NY 10154, Attention: GSO Legal (Telephone: (212) 503-2000; e-mail address: gsolegal@gsocap.com) and John Schmidt (Telephone (212) 503-2177; e-mail address: john.schmidt@gsocap.com);

(ii) if to the Administrative Agent, to it at, (i) in all cases, 40 King Street West, 55th Floor, Toronto, ON Canada M5H 1H1, Attention: Eli Mou (Telephone: (416) 350-1178; Facsimile: (416) 350-1161; e-mail address: eli.mou@scotiabank.com); and (ii) in the case of all notices and other communications pursuant to Article 2, with a copy to 720 King Street, Toronto, Canada M5V 2T3, Attention: Mona Nagpaul (Telephone: (416) 649-4066; Facsimile: (416) 350-5725) and Rodel Meneses (Telephone: (416) 645-7167; Facsimile: (416) 350-5725); or

(iii) if to any other Credit Party, to its address (or facsimile number or e-mail address) set forth on Schedule 1.

(b) Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt (or, if received after 5 p.m. (New York City time) on any Business Day or on a day that is not a Business Day, then on the following Business Day).

(c) Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that notices and other communications required under, or made pursuant to, Article 2 which are delivered or furnished by electronic communication shall be delivered or furnished to the

Administrative Agent in “portable document format”. In furtherance of the foregoing, each Lender hereby agrees to notify the Administrative Agent in writing, on or before the date such Lender becomes a party to this Credit Agreement, of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender). Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e) The Borrower hereby acknowledges that: (i) the Administrative Agent may make available to the Lenders Specified Materials by posting some or all of the Specified Materials on an Electronic Platform; (ii) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, the Electronic Platform is provided and used on an “As Is,” “As Available” basis; and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT CAUSED BY THE BAD FAITH, WILLFUL MISCONDUCT, ACTUAL FRAUD OR GROSS NEGLIGENCE OF THE ADMINISTRATIVE AGENT. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

(f) Each Lender hereby agrees that notice to it in accordance with this Section 10.1 specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Credit Agreement, constitute effective delivery to such Lender of such Specified Materials.

(g) EACH LENDER: (I) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE BORROWER OR ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (II) CONFIRMS THAT: (A) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (B) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (C) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAILS FORM A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

Section 10.2 Waivers; Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Credit Parties would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective except as provided in Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Neither any Loan Document (other than the Fee Letter) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iii) postpone the date of any payment for any Loan, the Scheduled Commitment Termination Date (other than pursuant to Section 2.3), any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments (other than pursuant to Section 2.3), without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata treatment of the Lenders, including, without limitation, the pro rata sharing of payments required hereby and the pro rata reduction of Commitments required hereby, without the written consent of each Credit Party affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) change the currency in which Loans are to be made or payment under the Loan Documents is to be made without the written consent of each Lender, (vii) change Section 7.7(a) (other than an increase in the ratio appearing therein) without the written consent of each Lender, or (viii) change the identity of the Borrower, or add any Person as a borrower hereunder, in each case without the written consent of each Lender, or (ix) release all or substantially all of the Collateral (as defined in the Security Agreement) from the Liens of the Loan Documents (except as expressly provided in the applicable Security Document), without the consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, if following the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within 10 Business Days following receipt of notice thereof

Section 10.3 Expenses; Indemnity; Damage Waiver

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by each Credit Party, including the reasonable fees and disbursements of counsel, in connection with the enforcement or protection of its rights against the Borrower under the Loan Documents, including its rights under this Section, or in connection with the Loans, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations, provided that the Borrower will not be liable for the fees, charges and disbursements of more than one separate counsel firm of attorneys and local or regulatory counsel in each applicable jurisdiction for each of the initial Lenders party hereto on the Effective Date.

(b) The Borrower shall indemnify each Credit Party (together with any sub-agent of the Administrative Agent), and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related expenses (collectively, “Losses”), including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by the Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations under the Loan Documents or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto. Subject to Section 10.3(c), nothing herein contained shall prevent or prohibit the Borrower from bringing any action against any Credit Party to recover any Losses suffered by the Borrower to the extent caused by such Credit Party’s failure to exercise due care in the performance of its obligations under the Loan Documents. The parties hereto expressly agree that, in the absence of gross negligence, bad faith, actual fraud or willful misconduct on the part of any Credit Party (as found by a final and nonappealable decision of a court of competent jurisdiction), such Indemnitee shall be deemed to have exercised due care.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (based on a fraction, the numerator of which is the sum of the outstanding principal balance of such Lender’s Loans plus such Lender’s unused Commitment, and the denominator of which is the sum of the principal balance of the Loans of all Lenders plus the aggregate unused Commitments of all Lenders, in each case determined as of the earlier to occur of the time that the applicable unreimbursed expense or indemnity payment is sought and the last date upon which the denominator set forth above is greater than zero) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. In the event that (i) any Lender shall have paid to the Administrative Agent any amount pursuant to this Section 10.3(c) relating to any Losses payable by the Borrower under Section 10.3(b), and (ii) it is found (by a final and nonappealable decision of a court of competent jurisdiction in any action brought by the Borrower) that the Administrative Agent failed to exercise due care (within the meaning of Section 10.3(b)), then promptly after demand therefor by such Lender, the Administrative Agent shall repay to such Lender the amount of such payment to the extent that (X) such failure gave rise to such Losses, and (Y) such Lender shall not have been reimbursed therefor by the Borrower. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.6(d).

(d) To the extent permitted by applicable law, the Borrower and each Credit Party agrees that it shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor. This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(f) Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.4 Successors and Assigns

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns permitted hereby, except that the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower, such consent not to be (i) required during the continuance of any Event of Default under Section 8.1(a), (h) or (i), (ii) required if such assignment is to a Person who, immediately prior to such assignment was already a Lender or an Affiliate of a Lender; or (iii) unreasonably withheld, conditioned or delayed, and in the event of any assignment or other transfer hereunder, such assignment or transfer shall not be effective unless and until such assignment or transfer is recorded in the Register. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i), the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and subsection (a) of this Section; provided that the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender or an Affiliate of a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that the payment of such fee shall not be required for an assignment by a Lender to an affiliate thereof), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Details Form.

(v) Prohibited Assignments. No such assignment shall be made to (1) the Borrower or any of its Affiliates, (2) a natural person, (3) any Defaulting Lender or any Affiliate thereof, or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this paragraph (v).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender under the Loan Documents, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3, 3.4, 3.7 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment, provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, only with respect to its Commitment and Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any Affiliate of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.3, 3.4 and 3.7 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.3 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.6(g) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Credit Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5 Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.3, 3.4, 3.7 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Credit Agreement or any provision hereof.

Section 10.6 Counterparts; Integration; Effectiveness

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to one or more Credit Parties constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission or electronic transmission in “portable document format” shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 10.7 Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8 Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency) at any time held, and other obligations (in whatever currency) at any time owing, by it to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter owing under the Loan Documents to such Lender, irrespective of whether or not such Lender or Affiliate shall have made any demand under any Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process

(a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.12 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Alternate Base Rate to the date of repayment, shall have been received by such Lender.

Section 10.13 Treatment of Certain Information

Each Credit Party agrees with the Borrower to use reasonable precautions to keep confidential, in accordance with such Credit Party’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by such Credit Party within the immediately preceding two year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) on a confidential basis, to its respective service providers and Related Parties, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which such Credit Party is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to such Credit Party on a non-confidential basis from a source other than the Borrower, or (C) was available to such Credit Party on a non-confidential basis prior to its disclosure to such Credit Party by the Borrower; and (vii) to the extent the Borrower shall have consented to such disclosure in writing. Each Credit Party acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning the Borrower, its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict any Credit Party from providing information to Board of Governors supervisory staff, (2) require or permit, without the prior approval of the Board of Governors, any Credit Party to disclose to the Borrower or any affiliate that any information will be or was provided to Board of Governors supervisory staff, or (3) require or permit, without the prior approval of the Board of Governors, any Credit Party to inform the Borrower or any affiliate of a current or upcoming Board of Governors examination or any nonpublic Board of Governors supervisory initiative or action. Nothing in this Credit Agreement or the Loan Documents shall prevent any of the parties hereto and their respective directors, officers, employees, agents and advisors from disclosing to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Credit Agreement.

Section 10.14 USA Patriot Act Notice

Each Credit Party hereby notifies the Borrower that pursuant to the requirements of Title III of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Credit Party to identify the Borrower in accordance with Title III of the Patriot Act.

Section 10.15 Acknowledgement and Consent to Bail-In

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Credit Party which is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.16 Relationship with Lenders

The Borrower agrees that (a) no Lender or other financial institution party hereto (i) is a financial advisor, agent or fiduciary for the Borrower hereunder, or (ii) has assumed an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby, and (b) each Lender and other financial institution party hereto may be engaged in a broad range of transactions that involve interests that differ from the Borrower’s, and such Person has no obligation to disclose any of such interests to the Borrower by virtue of any advisory, agency, fiduciary or other relationship.

Section 10.17 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions for exemptive relief thereunder are, and will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 and the conditions for exemptive relief are, and will continue to be, satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender, provided that such representation, warranty and covenant shall be to the effect that such Lender’s entrance into, participation in, administration of and performance of the Loans, and this Agreement will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that:

(i) none of the Administrative Agent, the Lead Arranger or the Bookrunner listed on the cover page hereof, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21), as amended (the “Fiduciary Rule”) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other Person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations) within the meaning of the Fiduciary Rule,

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any other party to this Agreement, or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Credit Agreement.

(c) The Administrative Agent, the Lead Arranger and the Bookrunner hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d) For purposes of this Section 10.17, the following defined terms when used herein have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Part 4 Subtitle B of Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which the prohibited transaction provisions of Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of the Plan Asset Regulations) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective duly authorized representatives as of the date first above written.

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

Blackstone / GSO Floating Rate Enhanced Income Fund – Credit Agreement

THE BANK OF NOVA SCOTIA, as the Administrative Agent and as a Lender

By:	/s/ Paul Meehan
Name: Paul Meehan
Title: Director

Blackstone / GSO Floating Rate Enhanced Income Fund – Credit Agreement

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Lender

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

Blackstone / GSO Floating Rate Enhanced Income Fund – Credit Agreement

Schedule 1

List of Lenders and Commitments

Blackstone / GSO Floating Rate Enhanced Income Fund – Credit Agreement